CAPITAL ONE MASTER TRUST (RECEIVABLES)

MONTHLY PERIOD : September 2002

Beginning of the Month Principal Receivables :	25,937,686,734.24

Beginning of the Month Finance Charge Receivables :	899,591,453.57

Beginning of the Month Discounted Receivables :	0.00

Beginning of the Month Total Receivables :	26,837,278,187.81

Removed Principal Receivables :	0.00

Removed Finance Charge Receivables :	0.00

Removed Total Receivables :	0.00

Additional Principal Receivables :	599,187,822.45

Additional Finance Charge Receivables :	16,919,357.25

Additional Total Receivables :

Discounted Receivables Generated this Period	0.00

End of the Month Principal Receivables :	26,005,577,161.06

End of the Month Finance Charge Receivables :	913,533,519.71

End of the Month Discounted Receivables :	0.00

End of the Month Total Receivables :	26,919,110,680.77

Excess Funding Account Balance	0.00

Adjusted Invested Amount of all Master Trust Series	23,036,016,549.00

End of the Month Seller Percentage	11.42%

CAPITAL ONE MASTER TRUST (DELINQUENCIES AND LOSSES)
MONTHLY PERIOD : September 2002	ACCOUNTS	RECEIVABLES

End of the Month Delinquencies :

30 – 59 Days Delinquent	453,517.00	481,916,263.98

60 – 89 Days Delinquent	303,737.00	338,134,938.18

90 + Days Delinquent	606,524.00	715,461,690.45

Total 30 + Days Delinquent	1,363,778.00	1,535,512,892.61

Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		5.70%

Defaulted Accounts During the Month	173,130.00	133,697,136.28

Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables		6.05%

*     See note on last page of the report

CAPITAL ONE MASTER TRUST (COLLECTIONS)
MONTHLY PERIOD : September 2002	COLLECTIONS	PERCENTAGES

Total Collections and Gross Payment Rate	4,256,212,307.67	15.50%

Collections of Principal Receivables and Principal Payment Rate	3,757,426,249.47	14.16%

Prior Month Billed Finance Charge and Fees	390,265,847.32

Amortized AMF Income	29,006,541.41

Interchange Collected	46,918,524.78

Recoveries of Charged Off Accounts	29,816,990.93

Collections of Discounted Receivables	0.00

Collections of Finance Charge Receivables and Annualized Yield	496,007,904.44	22.43%

CAPITAL ONE MASTER TRUST (AMF COLLECTIONS)

MONTHLY PERIOD : September 2002

Beginning Unamortized AMF Balance		143,733,794.46

+ AMF Slug for Added Accounts	3,278,666.20

+ AMF Collections	31,784,695.17

- Amortized AMF Income	29,006,541.41

Ending Unamortized AMF Balance		149,790,614.42

/s/ Tom Feil Tom Feil Director, Capital Markets

*For calculation purposes Beginning of Month Principal Receivables includes Additional Principal Receivables.